EXHIBIT 8.1

[Letterhead of Proskauer Rose LLP]

October 23, 2009

The Dress Barn, Inc.
30 Dunnigan Drive
Suffern, New Jersey 10901

Re:	Registration Statement on Form S-4
Registration No. 333-161267

Ladies and Gentlemen:

     You have requested our opinion regarding the material United States federal income tax consequences of the proposed reorganization involving the exchange of stock of Tween Brands, Inc., a Delaware corporation (the “Company”), for stock of The Dress Barn, Inc., a Connecticut corporation (“Parent”), in a merger (the “Merger”) of Thailand Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), with and into the Company with the Company as the surviving entity, pursuant to the Agreement and Plan of Merger dated as of June 24, 2009 (the “Merger Agreement”), in a transaction (the “Merger”) intended to qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Reference is made to the Registration Statement on Form S-4 (as amended through the date hereof, the “Registration Statement”) of Parent. Any capitalized terms used but not defined herein shall have the meaning given to such terms in the Merger Agreement.

     In connection with this opinion, we have examined such documents and matters of law and fact as we have considered appropriate, including the Registration Statement (and the Proxy/Prospectus contained therein), the Merger Agreement and the certificates to be provided by the Company, Parent and Merger Sub to the undersigned (the “Certificates”). In rendering this opinion, we are assuming that the facts and information contained in the Registration Statement are true, correct and complete, that the representations made by the Company, Parent and Merger Sub in the Certificates are true and correct as of the Effective Time of the Merger, that any representations made in such Certificates which are qualified by knowledge or qualifications of like import are accurate without such qualifications, and we are relying on each of such representations. In addition, our opinion set forth below assumes (1) the accuracy of the statements and facts concerning the Merger set forth in the Merger Agreement, and (2) the consummation of the Merger in the manner contemplated by, and in accordance with the terms of the Merger Agreement. In addition, with your consent, we have assumed or obtained representations (and are relying thereon, without any independent investigation or review thereof) that (a) original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof, and (b) the Merger will be effected pursuant to Delaware statutes and as a result of which the following events will occur simultaneously at the Effective Time: (i) all of the assets and liabilities of Merger Sub become the assets and liabilities of the Company, and (ii) Merger Sub’s separate legal existence ceases for all legal purposes.

Opinion

     Based on the foregoing, and our review and analysis of the current state of the law, it is our opinion that (a) the discussion set forth in the section entitled “Material U.S. Federal Income Tax Consequences” in the Registration Statement of the U.S. federal income tax consequences of the merger represents the opinions of Proskauer Rose LLP and O’Melveny & Myers LLP as to the material U.S. federal income tax consequences of the merger to Tween Brands stockholders and (b) the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the Code by reason of Section 368(a)(2)(E) of the Code and that the Company, Parent and Merger Sub will each be a party to such reorganization within the meaning of Section 368(b) of the Code.

     This opinion is limited to the tax matters specifically covered herein, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger. The opinion herein is based on current authorities and upon facts and assumptions as of the date of this opinion, including, but not limited to, the assumptions that the facts and information contained in the Registration Statement are true, correct and complete and that the representations made by the Company, Parent and Merger Sub in the Certificates are true and correct as of the Effective Time of the Merger. The opinion is subject to change in the event of a change in the applicable law or change in the interpretation of such law by the courts or by the Internal Revenue Service, or a change in any of the facts and assumptions upon which it is based. There is no assurance that legislative or administrative changes or court decisions may not be forthcoming that would significantly modify the statements and opinions expressed herein. Any such changes may or may not be retroactive with respect to transactions prior to the date of such changes. This opinion represents only counsel’s best legal judgment, and has no binding effect or official status of any kind, so that no assurance can be given that the positions set forth above will be sustained by a court, if contested.

     This opinion is furnished to you only for use in connection with the Merger and the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm name in the Proxy/Prospectus in connection with the references to this opinion and the material U.S. federal income tax consequences of the Merger. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Respectfully yours,

/s/ Proskauer Rose LLP